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EXHIBIT 3.2

                ARTICLES OF AMENDMENT TO THE
                   ARTICLES OF INCORPORATION
                   OF GATSBY'S COFFEE COMPANY

1. Article One the original Articles of Incorporation filed with the Texas on September 10, 1998 reads as follows:

                          ARTICLE ONE

          The name of the corporation is GATSBY'S COFFEE COMPANY.

          Such Article One is hereby amended so that it shall read as follows:

                          ARTICLE ONE

          The name of the corporation is TSUNAMI MEDIA
CORPORATION.

2. Article Four of the original Articles of Incorporation filed with the Secretary of the State of Texas on September 10, 1998, reads as follows:

                          ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 and the shares shall consist of one class only, common stock, with a par value of One Hundredth of One Cent (SO. 000 $(0.0001) for each share.

               Such Article Four is hereby amended so that it shall read as follows.

                          ARTICLE FOUR

          The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 and the shares shall consist of one class only, common stock, with a par value of Five Hundredths of One Cent $(0.0005) for each share.

4. The foregoing amendments to the Articles of Incorporation were adopted by the shareholders on February I 18th 2000, There were on that date issued and outstanding and entitled to vote a total of 8,375,000 shares of the common stock of the Company. A majority of the outstanding shares of the Company's common stock were voted in favor of the amendment set forth herein.

Executed this 22nd day of February 2000.


                              Ryan Corley
                              Chairman of the Board of
                              Gatsby's Coffee Company